Exhibit 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

21 June 2006

Results of the Annual General Meeting

Shire plc AGM – 2006

Shire plc held its Annual General Meeting today. All resolutions were put to the meeting and approved on a show of hands. The proxy votes received for the meeting are set out below:

		For*	Against	Abstentions**
1.	To receive and consider the directors’ report and accounts for the year ended 31 December 2005	359,071,857 (99.81%)	675,088 (0.19%)	1,574,434
2.	To re-elect Dr James Henry Cavanaugh as a director	360,237,140 (99.83%)	617,865 (0.17%)	466,374
3.	To re-elect Mr Robin William Turnbull Buchanan as a director	360,460,134 (99.89%)	403,668 (0.11%)	457,577
4.	To re-elect Mr Matthew William Emmens as a director	358,012,655 (99.72%)	1,004,977 (0.28%)	2,303,747
5.	To re-elect the Honourable James Andrews Grant as a director	357,125,147 (99.24%)	2,752,824 (0.76%)	1,443,408
6.	To re-elect Mr David John Kappler as a director	358,720,911 (99.41%)	2,140,994 (0.59%)	459,474
7.	To elect Mr Patrick Jean Mark Langlois as a director	360,310,235 (99.85%)	551,670 (0.15%)	459,474
8.	To re-elect Mr Ronald Maurice Nordmann as a director	355,747,898 (99.84%)	552,524 (0.16%)	5,020,957

Registered in England 2883758 Registered Office as above

9.	To re-elect Dr Barry John Price as a director	354,069,599 (99.37%)	2,231,923 (0.63%)	5,019,857
10.	To re-elect Mr Angus Charles Russell as a director	358,109,095 (99.74%)	916,203 (0.26%)	2,296,081
11.	To re-appoint Deloitte & Touch LLP as Auditors	350,604,574 (98.17%)	6,521,791 (1.83%)	4,195,014
12.	To authorise the Audit Committee to determine the remuneration of the Auditors	359,770,712 (99.67%)	1,187,866 (0.33%)	362,801
13.	To approve the Directors’ Remuneration Report	339,634,086 (96.79%)	11,273,314 (3.21%)	10,413,979
14	To authorise the allotment of shares	355,037,733 (98.29%)	6,159,314 (1.71%)	124,332
15.	To authorise the disapplication of pre-emption rights	358,499,820 (99.26%)	2,669,655 (0.74%)	152,904
16.	To authorise market purchases	361,026,133	238,054	57,192
17.	To authorise donations to EU political organisations and EU political expenditure	354,116,165 (98.53%)	5,286,233 (1.47%)	1,918,981

*	These figures include discretionary votes
**	Abstentions are not counted in the proportion of votes “for” or “against”

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on central nervous system, gastrointestinal, general products and human genetic therapies. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.